Exhibit 99.1

Mirum Pharmaceuticals Appoints Biotechnology Executive William C. Fairey to its Board of Directors

FOSTER CITY, Calif. – August 19, 2021 - Mirum Pharmaceuticals, Inc. (Nasdaq: MIRM) today announced the appointment of industry veteran William C. Fairey to its Board of Directors. Mr. Fairey brings to Mirum significant experience in establishing commercial organizations within public companies, building markets, and launching novel therapeutics to treat specialty and rare and orphan diseases.

Concurrent with the appointment of Mr. Fairey, Tiba Aynechi, Ph.D., has resigned from the Company’s Board of Directors and her position on the Board’s Compensation and Nominating and Corporate Governance Committees, respectively, effective August 19, 2021. Dr. Aynechi has been a valued Director since Mirum’s inception in 2018.

“Bill’s extensive experience in global commercial and corporate strategy, and in rare disease, will be instrumental as we prepare for the launch of our first medication in the U.S. and continue to advance our pipeline to deliver medications for patients with rare liver diseases globally,” said Chris Peetz, President and Chief Executive Officer at Mirum. “On behalf of the Board of Directors, I want to thank Tiba for her leadership and significant contributions as a founding Board member of Mirum. Her confidence in Mirum and sagacious guidance in the early days of the company helped Mirum to move from clinical-stage to a commercial-ready company, poised to make a meaningful impact for the rare liver disease community.”

Mr. Fairey brings nearly 30 years of experience building strong and scalable global commercial organizations. Most recently, Mr. Fairey served as Executive Vice President and Chief Commercial Officer at MyoKardia where he built the commercial and portfolio strategy, established the company’s European headquarters, was planning for the expansion in Latin America and Asia when the company was acquired by Bristol-Myers Squibb. Mr. Fairey held a similar role at ChemoCentryx, where, as Chief Operating Officer, he was responsible for building out the initial commercial and medical teams. Prior to ChemoCentryx, he served in a number of roles at Actelion Pharmaceuticals, including President of the U.S. division. Before taking that role, Mr. Fairey developed Actelion’s Asia-Pacific business, creating new opportunities in China, Taiwan, and Southeast Asia, and chaired the Board of Directors for Actelion China. He was also President of Actelion Canada and as Vice President, Sales and Managed Markets, one of the founding members of the U.S. executive team.

“I am excited to join Mirum’s Board to champion and help to grow what is already a strong and capable organization with a proven commitment to developing life-changing medicines,” said William C. Fairey. “I look forward to supporting Mirum’s efforts as they prepare for the potential launch of their first medication in the U.S., and as they expand their reach to the rare disease communities globally.”

About Mirum Pharmaceuticals, Inc.

Mirum Pharmaceuticals, Inc. is a clinical-stage biopharmaceutical company focused on the development and commercialization of a late-stage pipeline of novel therapies for debilitating liver diseases. Mirum’s lead product candidate, maralixibat, is an investigational oral drug in development for Alagille syndrome (ALGS), progressive familial intrahepatic cholestasis (PFIC), and biliary atresia. Mirum has submitted an NDA for maralixibat in the treatment of cholestatic pruritus in patients with ALGS. The NDA has been accepted for priority review by the FDA with a PDUFA action date of September 29, 2021. Additionally, Mirum’s marketing authorization application for the treatment of pediatric patients with PFIC2 has been accepted for review (validated) by the European Medicines Agency. Mirum is also developing volixibat, also an oral ASBT-inhibitor, in primary sclerosing cholangitis, intrahepatic cholestasis of pregnancy, and primary biliary cholangitis. For more information, visit MirumPharma.com.

To augment its pipeline in cholestatic liver disease, Mirum has acquired the exclusive option to develop and commercialize gene therapy programs VTX-803 and VTX-802 for PFIC3 and PFIC2, respectively, from Vivet Therapeutics SAS, following preclinical evaluation and investigational new drug-enabling studies.

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Forward-Looking Statements

Statements contained in this press release regarding matters that are not historical facts are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include statements regarding, among other things, the regulatory approval pathway for maralixibat. Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Words such as “will,” “could,” “would,” “potential” and similar expressions are intended to identify forward-looking statements. These forward-looking statements are based upon Mirum’s current expectations and involve assumptions that may never materialize or may prove to be incorrect. Actual results could differ materially from those anticipated in such forward-looking statements as a result of various risks and uncertainties, which include, without limitation, risks and uncertainties associated with Mirum’s business in general, the impact of the COVID-19 pandemic, and the other risks described in Mirum’s filings with the Securities and Exchange Commission. All forward-looking statements contained in this press release speak only as of the date on which they were made and are based on management’s assumptions and estimates as of such date. Mirum undertakes no obligation to update such statements to reflect events that occur or circumstances that exist after the date on which they were made, except as required by law.

Mirum Contacts:

Media:

Erin Murphy

media@mirumpharma.com

Investors:

Ian Clements, Ph.D.

ir@mirumpharma.com

Sam Martin

Argot Partners

ir@mirumpharma.com